Alberto-Culver Posts Double-Digit Sales and Profit Increases for 2004 Third Quarter

Melrose Park, IL, (July 22, 2004) - The Alberto-Culver Company (NYSE: ACV) today reported record sales and record earnings for the third quarter and nine months of its 2004 fiscal year, ended June 30. The company announced a third quarter sales increase of 11.8% to $823 million and a 19.3% jump in net earnings to $50.8 million, excluding a non-cash charge of $5.1 million related to the company’s conversion to one class of stock and excluding a $5.7 million gain from the sale of its Indola European professional haircare business. Excluding the non-cash charge and gain on the sale of Indola, diluted earnings per share for the quarter were 55 cents compared with 47 cents in the third quarter of 2003 and basic earnings per share were 56 cents versus 49 cents last year.

Sales for the first nine months of 2004 grew by 12.5% to $2.407 billion. Net earnings for the first nine months, excluding non-cash charges related to the conversion and the gain on the sale of Indola, increased 19.7% to $139.4 million, resulting in diluted earnings per share of $1.52 up from $1.29 last year and basic earnings per share of $1.55 versus $1.33 a year ago.

Alberto-Culver President and Chief Executive Officer, Mr. Howard B. Bernick, commented that “the superb third quarter and nine month results are a credit to the Sally, Beauty Systems Group and the Alberto-Culver Consumer Products worldwide teams. We recorded strong organic growth, while significantly increasing the advertising support behind our global brands and businesses during the third quarter and nine month periods. Alberto-Culver’s consumer products sales, driven by Alberto VO5, St. Ives and TRESemmé posted solid

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results buoyed by new product introductions domestically and in overseas markets and due to the strength of our base businesses.” Mr. Bernick said.

Sally and the Beauty Systems Group achieved strong growth rates for the quarter and nine month periods also, with their total store count reaching 3,005 locations, with Sally North America finishing the quarter with 2,095 stores, and Sally International expanding to 233 stores in the United Kingdom, Germany, and Japan. In addition, the Beauty Systems Group now operates 677 stores and has 1,201 professional distributor sales consultants calling directly on salons in the United States, Canada, and Mexico, while it continues to reap the benefits of the December, 2003 acquisition of West Coast Beauty Supply.

Also today, the Company’s board of directors approved the regular 10 cent quarterly cash dividend. The dividend will be paid on August 20, 2004 to shareholders of record on August 2, 2004.

Generally accepted accounting principles (GAAP) require that the Company record a non-cash charge in the current quarter against pre-tax earnings of $7.8 million ($5.1 million after tax) due to the remeasurement of the intrinsic value of stock options affected by the conversion to a single class of common stock. This non-cash charge relates only to the conversion and has no effect on the sales, operating profits or cash flows of the Company’s business units or on the consolidated sales and cash flows of the Company.

GAAP did not allow the Company to record the entire non-cash charge related to the share conversion immediately when it took place during the fiscal 2004 first quarter. The Company has now recognized pre-tax non-cash charges of $79.0 million ($51.4 million after tax) for the first nine months of fiscal 2004 and will recognize additional pre-tax non-cash charges of $7.8 million ($5 million after tax) in the fourth quarter of fiscal year 2004 and $19.1 million ($12.4 million after tax) over the next three fiscal years in diminishing amounts.

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Alberto-Culver Posts Double-Digit Sales and Profit Increases for 2004 Third Quarter                                                            Page 3

The company completed the sale of Indola in June, 2004 and recorded a pre-tax gain of $10.1 million ($5.7 million after taxes.) Including the non-cash charge and the gain on Indola, net earnings for the third quarter and first nine months of fiscal year 2004 were $51.5 million and $93.8 million, respectively, resulting in diluted earnings per share for the third quarter and first nine months of 56 cents and $1.02, respectively, and basic earnings per share of 57 cents and $1.04 for the third quarter and first nine months, respectively.

Due to the non-cash charge taken in conjunction with the conversion to a single class of stock and the gain on the sale of Indola, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included as a schedule to this release and can also be found on www.alberto.com in the Financials Section.

Corporate Conference Call Details

Mr. Bernick said the Company would discuss the third quarter and first nine month results with investors in a conference call to be held today – July 22 — at 2:30pm EDT. The dial-in number for the call is (800) 243-6403 or (312) 461-0745 (international callers). The number for a replay of the conference call is (800) 839-6713 or (402) 220-2306. The password is 6437696. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Financials section and at www.fulldisclosure.com.

Alberto-Culver Company manufactures, distributes and markets leading personal care products including Alberto VO5, St. Ives and TRESemmé in the United States and internationally. Its Pro-Line International unit is the second largest producer in the world of products for the ethnic hair care market. Sally Beauty Company is the world’s number one marketer of professional beauty care products through its chain of domestic and international Sally Beauty Supply stores. Beauty Systems Group is a network of stores and professional

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sales consultants selling exclusive professional beauty care brands such as Matrix, Redken, Paul Mitchell, Wella, L’Oreal, Graham Webb and Sebastian to salon owners, salon professionals and franchisees.

This press release contains forward-looking statements. These statements are based on Alberto-Culver management’s current assessment of its markets and businesses. There are risks and uncertainties that could have an impact on these statements in the future. Some of the factors that could cause actual results to differ from these current projections include: the pattern of brand sales, competitive activity in each of the Company’s markets, loss of distribution rights, risks inherent in acquisitions and strategic alliances, loss of one or more key employees, sales by unauthorized distributors in the Company’s exclusive markets, the effects of a prolonged United States or global economic downturn or recession, changes in costs, unanticipated legal proceedings, unanticipated effects of the conversion to a single class of common stock, health epidemics, variations in currency exchange rates and changes in political, economic or other external factors over which the company has no control. The company is not obligated to update any forward-looking statement in this release.

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Alberto-Culver Posts Double-Digit Sales and Profit Increases for 2004 Third Quarter	Page 5

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended June 30, 2004 and 2003	2004	2003

Net sales	$823,224	736,057
Cost of products sold	404,267	371,889

Gross profit	418,957	364,168
Advertising, marketing, selling and administrative	335,343	293,420
Non-cash charge related to conversion to one class of common stock *	7,769	—
Gain on sale of business	(10,147)	—

Operating earnings	85,992	70,748
Interest expense, net	5,507	5,652

Earnings before income taxes	80,485	65,096
Provision for income taxes	29,021	22,532

Net earnings	$51,464	$42,564

Net earnings per share:
Basic	$.57	.49
Diluted	$.56	.47
Weighted average shares outstanding:
Basic	90,218	87,561
Diluted	92,312	90,110

Nine Months Ended June 30, 2004 and 2003	2004	2003
Net sales	$2,407,296	2,139,789
Cost of products sold	1,188,795	1,073,245

Gross profit	1,218,501	1,066,544
Advertising, marketing, selling and administrative	987,292	869,057
Non-cash charge related to conversion to one class of common stock *	79,039	—
Gain on sale of business	(10,147)	—

Operating earnings	162,317	197,487
Net interest expense	16,716	16,968

Earnings before income taxes	145,601	180,519
Provision for income taxes	51,811	64,084

Net earnings	$93,790	116,435

Net earnings per share:
Basic	$1.04	1.33
Diluted	$1.02	1.29
Weighted average shares outstanding:
Basic	89,770	87,164
Diluted	91,662	89,808

*The non-cash charge relates to the remeasurement of the intrinsic value of stock options affected by the conversion to one class of common stock.

Alberto-Culver Posts Double-Digit Sales and Profit Increases for 2004 Third Quarter        Page 6

Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	June 30
Assets	2004	2003
Cash, cash equivalents and short-term investments	$349,503	301,143
Accounts receivable, net	233,179	216,729
Inventories	623,137	548,152
Other current assets	44,657	40,487

Total current assets	1,250,476	1,106,511
Property, plant and equipment, net	284,127	252,690
Goodwill and trade names, net	563,786	437,445
Other assets, net	78,562	73,788

Total assets	$2,176,951	1,870,434

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$577	2,860
Accounts payable, accrued expenses and income taxes	507,496	446,687

Total current liabilities	508,073	449,547
Long-term debt	320,613	320,542
Other liabilities and deferred taxes	94,191	89,394
Stockholders’ equity	1,254,074	1,010,951

Total liabilities and stockholders’ equity	$2,176,951	1,870,434

Alberto-Culver Posts Double-Digit Sales and Profit Increases for 2004 Third Quarter                                                      Page 7

Schedule—Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and nine months ended June 30, 2004 includes references to the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Net earnings excluding non-cash charge and gain on the sale of Indola
•	Basic net earnings per share excluding non-cash charge and gain on the sale of Indola
•	Diluted net earnings per share excluding non-cash charge and gain on the sale of Indola

As discussed in the press release, the non-cash charge is due to the remeasurement of the intrinsic value of stock options affected by the company’s conversion to a single class of common stock in November, 2003. The company will record a non-cash charge against pre-tax earnings of approximately $105.9 million ($68.8 million after taxes), of which $7.8 million ($5.1 million after taxes) and $79.0 million ($51.4 million after taxes) was recognized in the third quarter and first nine months of fiscal year 2004, respectively, another $7.8 million ($5.0 million after taxes) will be recognized over the remainder of fiscal year 2004 and $19.1 million ($12.4 million after taxes) will be recognized over the following three fiscal years in diminishing amounts. The non-cash charge relates to a change in the capital structure of the company rather than the normal operations of the company’s core businesses.

As discussed in the press release, the company completed the sale of Indola in June, 2004. In conjunction with the sale, the company recorded a pre-tax gain of $10.1 million ($5.7 million after taxes).

Management uses the non-GAAP financial measures, which exclude the non-cash charge and gain on the sale of Indola, to evaluate the operating results of the company and believes the presentation of these amounts provides the reader with information necessary to analyze the company’s normal operations for the periods compared.

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under generally accepted accounting principles (GAAP) in the United States for the three and nine months ended June 30, 2004 and 2003 are as follows (in thousands, except per share data):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Net earnings, as reported	$51,464	42,564	93,790	116,435
Non-cash charge related to conversion to one class of common stock, net of income taxes	5,050	—	51,375	—
Gain on the sale of Indola, net of income taxes	(5,745)	—	(5,745)	—

Net earnings excluding non-cash charge and gain on the sale of Indola	$50,769	42,564	139,420	116,435

Basic net earnings per share, as reported	$.57	.49	1.04	1.33
Non-cash charge related to conversion to one class of common stock, net of income taxes	.05	—	.57	—
Gain on the sale of Indola, net of income taxes	(.06)	—	(.06)	—

Basic net earnings per share excluding non-cash charge
and gain on the sale of Indola	$.56	.49	1.55	1.33

Diluted net earnings per share, as reported	$.56	47	1.02	1.29
Non-cash charge related to conversion to one class of common stock, net of income taxes	.05	—	56	—
Gain on the sale of Indola, net of income taxes	(.06)	—	(.06)	—

Diluted net earnings per share excluding non-cash charge and gain on the sale of Indola	$.55	.47	1.52	1.29